SHARE EXCHANGE AGREEMENT

                               AMONG

                      CENTRAL BANCSHARES, INC.,

                  PIONEER FINANCIAL CORPORATION AND

                    PIONEER FEDERAL SAVINGS BANK

                 SHARE EXCHANGE AGREEMENT
                 ------------------------


      This is a Share Exchange Agreement (this "Agreement") dated May 7, 1998, among (a) Central Bancshares, Inc. ("Central"), a Kentucky corporation, (b) Pioneer Financial Corporation ("Pioneer"), a Kentucky corporation, and (c) Pioneer Federal Savings Bank (the "Bank"), a federally chartered savings bank wholly owned by Pioneer with its principal office in Winchester, Kentucky. William M. Cress, Carl C. Norton, Janet White Prewitt, Robert G. Strode, Thomas D. Muncie, Andrew James Ryan, Nancy M. Lawwill, and Wayne M. Martin, all of the directors of Pioneer (collectively referred to herein as the "Pioneer Directors" or the "Board of Directors of Pioneer") join in this Agreement for the limited purposes set forth in Sections 6.02 and 9.10.

                         SECTION 1

                       THE EXCHANGE
                       ------------

      1.01  PLAN OF EXCHANGE.  Upon the terms and conditions set
            ----------------
forth in this Agreement, the Plan of Share Exchange in the form attached hereto as Annex 1.01 (the "Plan of Exchange") and the
                   ----------
Kentucky Business Corporation Act (the "Act"), Central shall acquire all the outstanding shares of Pioneer in a statutory share exchange (the "Exchange"). The form of Plan of Exchange is incorporated by this reference into, and made part of, this Agreement.

      1.02  PIONEER CAPITAL STOCK.  The authorized capital stock of
            ---------------------
the Pioneer consists solely of 500,000 shares of common stock, of a par value of $1.00 per share ("Pioneer Common Stock"), of which 208,233 shares are issued and outstanding.

      1.03  BANK CAPITAL STOCK.  The authorized capital stock of
            ------------------
the Bank consists solely of 299,000 shares of common stock, of a par value of $1.00 per share ("Bank Common Stock"), of which 5,000 shares are issued and outstanding and owned by Pioneer.

      1.04  EXCHANGE CONSIDERATION.  Except as modified pursuant to
            ----------------------
Section 1.05 below, at the Effective Time (as defined in Section 2.02), each share of Pioneer Common Stock issued and outstanding, except for shares ("Dissenting Shares") with respect to which the holder has properly perfected the holder's rights to dissent under Subtitle 13, Chapter 271B of Kentucky Revised Statutes (KRS 271B.13-010 to .13-310) (the "Dissenters' Rights Statute"), shall be acquired by Central and shall automatically be converted into and exchanged for the right to receive a cash payment of $98.50, without interest, for a total exchange consideration for all shares of Pioneer Common Stock issued and outstanding at the Effective Time of not more than $20,510,950 (the "Exchange Consideration").

      1.05  MODIFICATION OF EXCHANGE CONSIDERATION.  In the event,
            --------------------------------------
as of the Closing Date (as defined in Section 2.01), (i) the aggregate fees and expenses of Investment Bank Services, Incorporated ("IBS") and Stites & Harbison incurred by Pioneer in connection with the transactions contemplated hereunder, exceed $370,800, then the Exchange Consideration shall be reduced by a cash amount equal to such excess.

                         SECTION 2

            THE CLOSING AND THE EFFECTIVE TIME
            ----------------------------------

      2.01 THE CLOSING. A "Closing" shall take place at the offices of Brown, Todd & Heyburn PLLC, 2700 Lexington Financial Center, Lexington, Kentucky, at a time and date mutually agreed to by Central and Pioneer, which time and date shall not be later than ten (10) business days after the first day on which all of the conditions set forth in Section 7.01 of the Agreement are satisfied or waived in writing or at such other time and date as Pioneer and Central may agree to in writing (the "Closing Date"). At the Closing, (a) Central, Pioneer, and the Bank shall each provide to the other such proof or indication of satisfaction of the conditions set forth in Section 7 as the other may have reasonably requested; (b) the certificates, letters, and opinions required by Section 7 shall be delivered; (c) the parties shall execute Articles of Share Exchange appropriate for filing with the Secretary of State of the Commonwealth of Kentucky; and (d) Central, Pioneer, and the Bank shall execute and deliver to the others all other instruments and assurances, and do all things, reasonably necessary and proper to effect the Exchange and other transactions contemplated hereby.

      2.02  THE EFFECTIVE TIME.  Central shall deliver the Articles
            ------------------
of Share Exchange to the Secretary of State of the Commonwealth of Kentucky for filing as promptly as possible following the Closing. The Exchange shall be effective at 11:59:59 P.M.,
Lexington, Kentucky, time on the date Articles of Share Exchange are filed with the Secretary of State of the Commonwealth of Kentucky (the "Effective Time").

                         SECTION 3

                BASIC TERMS OF THE EXCHANGE
                ---------------------------

      3.01  STATUTORY SHARE EXCHANGE.  As provided by Section
            ------------------------
271B.11-060(2) of the Act,  at the Effective Time:

            (a) Each outstanding share of Pioneer Common Stock shall, IPSO FACTO, and without any action on the part of holder thereof, be exchanged for the right to receive the Exchange Consideration as provided in the Plan of Exchange and the former holders of the outstanding shares of Pioneer Common Stock shall be entitled only to the exchange rights provided in the Articles of Share Exchange or the Dissenters' Rights Statute; and

            (b) Central shall acquire and be issued a number of shares of Pioneer Common Stock equal to the number of shares of Pioneer Common Stock that was outstanding immediately prior to the Effective Time, which shares of Pioneer Common Stock so acquired by Central shall constitute all of the issued and outstanding Pioneer Common Stock at the Effective Time.

      3.02  SURRENDER OF CERTIFICATES.
            -------------------------

            (a) As soon as practicable after the Effective Time, Pioneer Federal Savings Bank, Winchester, Kentucky, as exchange agent (the "Exchange Agent"), shall deliver to each former holder of Pioneer Common Stock (except holders of Dissenting Shares), who has validly surrendered to the Exchange Agent the certificate or certificates formerly representing such holder's shares of Pioneer Common Stock together with a letter of transmittal in the customary form and other documentation that reasonably may be required by Central or the Exchange Agent, a check for an amount equal to the product of the Exchange Consideration and the number of shares of Pioneer Common Stock represented by the certificate or certificates so surrendered. Central agrees to make available to the Exchange Agent immediately prior to Closing an amount of cash sufficient to cause payment of the Exchange Consideration to be made for any certificates formerly representing shares of Pioneer Common Stock surrendered for payment in accordance with this Section 3.02. No interest shall accrue or be paid with respect to the Exchange Consideration. As soon as practicable (but no more than five (5) business days) after the Effective Time, Central will cause the Exchange Agent to mail to each record holder of Pioneer Common Stock at the Effective Time a form of letter of transmittal which, among other matters, shall specify how surrender of the stock certificates shall be effected. There shall be no obligation to deliver the Exchange Consideration in respect of any shares of Pioneer Common Stock until (and then only to the extent that) the holder thereof validly surrenders its certificate or certificates representing the shares of Pioneer Common Stock for exchange as provided in this Section 3.02, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement and/or bond as may be required in any such case by Central in its reasonable discretion (which discretion Central may delegate to the Exchange Agent). If any payment for shares of Pioneer Common Stock is to be made in a name other than that in which the certificate for Pioneer Common Stock surrendered for exchange is registered, it shall be a condition to the payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office in the United States, and that the person requesting the payment shall either (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of Pioneer of any shares of Pioneer Common Stock outstanding immediately prior to the Effective Time.

      3.03  NO FURTHER RIGHTS.  At and after the Effective Time,
            -----------------
each holder of a certificate that represented shares of Pioneer Common Stock immediately prior to the Effective Time shall cease to have any rights as a shareholder of the Pioneer, except for the right to surrender such Certificate in exchange for the payment provided pursuant to Section 3.01 or to perfect his rights under the Dissenters' Rights Statute.

      3.04  CLOSING OF TRANSFER BOOKS.  The stock transfer books of
            -------------------------
Pioneer shall be closed at the close of business on the business day immediately preceding the date of the Closing. Central shall be entitled to rely upon the stock transfer books of Pioneer to establish the identity of those persons entitled to receive the consideration specified in this Agreement for their shares of Pioneer Common Stock, which books shall be conclusive as to the record ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, Central shall be entitled to deposit any consideration represented thereby in escrow with the Clark County, Kentucky Circuit Court and thereafter be relieved with respect to any claims to such consideration.

      3.05  PIONEER'S ARTICLES OF INCORPORATION AND BYLAWS.  The
            ----------------------------------------------
Exchange shall not amend, alter or otherwise affect Pioneer's Articles of Incorporation or Bylaws, both as amended and in effect at the Effective Time.

      3.06  PIONEER'S BOARD OF DIRECTORS AND OFFICERS.  At the
            -----------------------------------------
Effective Time, the directors of Pioneer and the Bank immediately prior to the Effective Time shall all resign and the persons designated by Central shall become the directors of Pioneer, each such director to hold office, subject to the applicable provisions of Pioneer's Articles of Incorporation and Bylaws, until the next annual meeting of Pioneer's shareholders and until his successor is elected and qualifies. At the Effective Time, all the officers of Pioneer immediately prior to the Effective Time shall likewise resign and the persons designated by Central shall become the officers of Pioneer, each such officers to serve at the pleasure of the Pioneer's new Board of Directors. Following the Effective Time, the officers of the Bank shall serve at the pleasure of the Bank's new Board of Directors as designated by Central.

                         SECTION 4

  REPRESENTATIONS AND WARRANTIES OF PIONEER AND THE BANK
  ------------------------------------------------------

      Except as set forth in the Disclosure Letter delivered by Pioneer and the Bank to Central concurrently herewith, Pioneer represents and warrants to Central each of the following with respect to both Pioneer and the Bank and the Bank represents and warrants each of the following only to the extent such representations and warranties relate to the Bank:

      4.01  ORGANIZATION AND QUALIFICATION.  Pioneer is a Kentucky
            ------------------------------
corporation, duly organized, validly existing and in good
standing under the laws of the Commonwealth of Kentucky.  The
Bank is a federally chartered savings bank, duly organized, validly existing and in good standing under the laws of the
United States.   The Bank and Pioneer have all requisite
corporate power and authority to own and lease their property and to conduct their businesses as they are now being conducted. Neither the character of the property owned or leased by Pioneer or the Bank, nor the nature of the activities conducted by Pioneer or the Bank makes necessary qualification by Pioneer or the Bank as a foreign association in any jurisdiction. The Bank is a member in good standing of the Federal Home Loan Bank of Cincinnati (the "FHLB") and all eligible accounts of deposit in the Bank are insured by the Savings Association Insurance Fund ("SAIF"), as administered by the Federal Deposit Insurance Corporation ("FDIC"), to the fullest extent permitted by law. Pioneer is a duly registered Savings and Loan Holding Company, and in good standing under the Home Owners' Loan Act.

      4.02  AUTHORIZATION.  Pioneer and the Bank have the full
            -------------
right, corporate power and authority to enter into, execute, deliver and perform, subject to approval by Pioneer's shareholders, their obligations under this Agreement. Except for the approval by the shareholders of Pioneer, the execution, delivery and performance of this Agreement by Pioneer and the Bank has been duly authorized and approved by all requisite corporate action. The Board of Directors of Pioneer has unanimously adopted this Agreement and the Plan of Exchange.
This Agreement constitutes a valid and legally binding obligation of Pioneer and the Bank. Neither Pioneer nor the Bank has a legal obligation, absolute or contingent, to any other individual, firm, partnership, corporation or other entity ("Person") (i) to sell any substantial part of its assets, or to sell any of its assets, except in the ordinary course of business; (ii) to effect any merger, share exchange, consolidation or other reorganization; (iii) to enter into any agreement with respect thereto or (iv) to take any other similar action inconsistent with the transactions contemplated by this Agreement. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby will: (a) violate, conflict with, or result in a breach of any provision of the Articles of Incorporation or Charter, as appropriate, or the Bylaws of Pioneer or the Bank; or
(b) (i) materially violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or material assets of Pioneer or the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation which binds Pioneer or the Bank or any assets of Pioneer or the Bank which violation, conflict, breach, default, termination or acceleration of performance, lien, security interest, charge or encumbrance would have a material adverse effect on Pioneer and the Bank, taken as a whole; or (c) subject to receipt of governmental approvals required to consummate the transactions contemplated by this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to Pioneer or the Bank or any assets of Pioneer or the Bank, the violation of which is, either separately or in the aggregate, material to the financial condition or properties of Pioneer or the Bank.

      4.03  SUBSIDIARIES.  Other than Pioneer's interest in the
            ------------
Bank, neither Pioneer nor the Bank has ever owned an interest greater than or equal to five percent (5%) of the equity or voting securities of any class of any Person.

      4.04  CAPITAL STOCK.  All of the statements concerning the
            -------------
capital stock of Pioneer and the Bank set forth in Sections 1.02 and 1.03 are true. All of the outstanding capital stock of Pioneer and the Bank has been validly issued, fully paid and is nonassessable. None of the outstanding shares of Pioneer Common Stock or Bank Common Stock have been issued in violation of the preemptive rights of any person. Pioneer owns, legally and beneficially, all issued and outstanding shares of capital stock of the Bank; such stock is registered in the name of Pioneer, and Pioneer has, and at the Effective Time shall have, good and marketable title to such stock, free and clear of all pledges, liens, charges, encumbrances, security interests, claims, under-takings, rights of first refusal, options or other restrictions of any nature whatsoever. Other than the Pioneer Federal Savings Bank Employee Stock Ownership Plan (the " Pioneer ESOP") and this Agreement, there are no outstanding options, warrants, contracts, or commitments to which Pioneer or the Bank are parties entitling any Person to purchase or otherwise acquire from Pioneer or the Bank any shares of capital stock of Pioneer or the Bank or any securities convertible into or exchangeable for any of shares of the capital stock of Pioneer or the Bank. Neither Pioneer nor the Bank has any obligation of any nature whatsoever with respect to any unissued shares or shares which have been acquired, redeemed or converted. All Pioneer Common Stock allocable under the Pioneer ESOP has been allocated. Neither Pioneer nor the Bank has any outstanding contractual obligation to repurchase, redeem or otherwise acquire any of their outstanding shares. A current, complete and accurate list of the shareholders of Pioneer indicating the name, address (city and state only) and number of shares held of record for each shareholder has been delivered to Central. Since December 31, 1996, neither Pioneer nor the Bank has:

            (a) directly or indirectly redeemed, purchased or oth-erwise acquired any of its shares;

            (b) declared, set aside or paid any dividend or other distribution in respect of any of its shares; or

            (c) issued or granted any right or option (other than this Agreement and the ESOP) to purchase or otherwise acquire any of their shares.

      4.05  CORPORATE DOCUMENTS, BOOKS, RECORDS AND PERMITS.
            -----------------------------------------------
Pioneer has delivered to Central true and complete copies of its Articles of Incorporation and the Charter of the Bank , and of its Bylaws and the Bylaws of the Bank, as amended (certified as of the date hereof by the Secretary of Pioneer and the Bank, as appropriate). All of the foregoing and all of the corporate minutes and stock transfer records of the Bank are current, complete and correct in all material respects. Each of Pioneer and the Bank possesses all licenses, franchises, approvals, certificates, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

      4.06  FINANCIAL STATEMENTS.  Pioneer has delivered to Central
            --------------------
true and complete copies of (i) the audited consolidated statement of financial condition and the related statements of income, retained earnings and cash flows of Pioneer for the year ended September 30, 1995 (the "1995 Pioneer Financial
Statements"); (ii) the audited consolidated statement of financial condition and the related statements of income, retained earnings and cash flows of Pioneer for the year ended September 30, 1996 (the "1996 Pioneer Financial Statements"); and
(iii) the audited consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows of Pioneer for the year ended September 30, 1997 (the "1997 Pioneer Financial Statements"). The 1995, 1996 and 1997 Pioneer Financial Statements have been audited by Miller, Mayer, Sullivan
& Stevens LLP, certified public accountants. Pioneer has delivered, or for periods not yet complete as of the date of this Agreement, shall deliver in accordance with Section 6.10, for the monthly and quarterly periods ending during the period beginning on October 1, 1997, and ending on the last day of the month next preceding the month in which the Effective Time occurs, true and complete copies of the quarterly and monthly unaudited balance sheets and related statements of income, stockholders' equity and cash flows of Pioneer (collectively, the "Pioneer Unaudited Financial Statements"). The 1995, 1996, and 1997 Pioneer
Financial Statements, and the Pioneer Unaudited Financial Statements (collectively, the "Pioneer Financial Statements") have been or, as the context requires, shall have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior years. The Pioneer Financial Statements present, or, as the context requires, shall present, fairly the financial position of the Bank and Pioneer as of their respective dates and the results of the operations of the Bank and Pioneer for the respective periods covered thereby in conformity with generally accepted accounting principles applied on a consistent basis; in compliance as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the applicable published rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder. All loans, discounts and financing leases reflected on Pioneer Financial Statements have been, or, as the context requires, shall have been (a) made for good, valuable and adequate consideration in the ordinary course of business of the Bank, (b) evidenced by notes or other evidences of indebtedness which are true, genuine and what they purport to be, and (c) adequately reserved against in an amount sufficient in the reasonable opinion of management to provide for all losses reasonably anticipated in the ordinary course of busi-ness as of the date thereof based on information available as of their respective dates under generally accepted accounting principles. Neither Pioneer nor the Bank has or will have, nor are any of their assets subject to, nor will any of their assets be subject to, any liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured) which (a) is material and not reflected and adequately reserved against in the 1997 Pioneer Financial Statements, or (b) has been or shall be incurred subse-quent to the date of the 1997 Pioneer Financial Statements other than those incurred in the ordinary course of business and not in violation of any provision of this Agreement.

      4.07  SEC DOCUMENTS.  All other reports, registration
            -------------
statements, definitive proxy statements or information statements filed or to be filed by Pioneer subsequent to December 31, 1995 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Pioneer SEC Documents"), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of Pioneer as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Pioneer for the periods to which they relate, in each case, in accordance with generally accepted accounting principles consistently applied during the periods involved.

      4.08  REGULATORY REPORTS.  Except to the extent prohibited by
            ------------------
law, Pioneer has delivered to Central true and complete copies of all financial and/or condition reports ("OTS Reports") of the Bank as filed with the Office of Thrift Supervision (the "OTS")
(a) for each year-end since September 30, 1994, (b) for each calendar quarter since December 31, 1996, and (c) reports, applications and other documents which either the Bank or Pioneer has filed with the OTS, FDIC, FHLB, the Board of Governors of the Federal Reserve System (the "Federal Reserve"), and/or the SEC since December 31, 1994.

      4.09  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since September
            ------------------------------------
30, 1997, there have been no events or conditions of any character (whether actual or, to the best knowledge of Pioneer and the Bank, threatened) pertaining to the financial condition, businesses or assets of Pioneer or the Bank, separately or in the aggregate, that have materially adversely affected, or can reasonably be expected to affect materially and adversely, Pioneer's and the Bank's financial condition, businesses or assets taken as a whole, or to cause either of their businesses to be carried on materially less profitably than prior to this Agreement. Since September 30, 1997, neither Pioneer nor the
Bank has:

            (a) borrowed any money, incurred any liability or obligation, or lent any money or pledged any of its credit in connection with any aspect of any of its business other than in the ordinary course of business;

            (b) mortgaged or otherwise subjected to any liens, encumbrances or other liabilities any of its assets or business, other than in the ordinary course of business;

            (c) sold, assigned or transferred any of its assets or business other than in the ordinary course of business;

            (d) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the financial condition, business or assets;

            (e) made or suffered any amendments, termination of or default under any contract, agreement, license or other instru-ment which materially and adversely affects the financial condition, business or assets;

            (f) received notice or had knowledge that any material labor trouble exists among any of its employees or that any group, organization or union has tried to organize any of its employees;

            (g) received notice or had knowledge that any of its substantial credit or deposit customers has terminated or intends to terminate its relationship, which termination would have a materially adverse effect on its earnings;

            (h) received any notice asserting or threatening to assert that either is in material violation of any statute, law, regulation or order applicable to the business or assets of either of them, which violation would have a materially adverse effect on their financial condition taken as a whole, if true;

            (i) failed to operate its business in the ordinary course so as to preserve the business organization intact, and to preserve the goodwill of its customers and others with whom it has business relations;

            (j) incurred any material extraordinary losses or, except in accordance with customary banking or mortgage servicing practices, waived any material rights in connection with any aspect of its business, whether or not in the ordinary course of business;

            (k) canceled any material debts owed to either of them; or any material claims, or paid any noncurrent, material obligations or liabilities;

            (l) made any capital expenditure or capital additions or betterments, including any such expenditure, addition or betterment effected through a capital lease, exceeding
$10,000.00;

            (m) paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of its present or former (i) directors, (ii) officers, or (iii) em-ployees who are being compensated on an annual basis at a rate exceeding $20,000 per year; or increased by an amount in excess of five percent (5%) any of their compensation (including sala-ries, fees, bonuses, profit sharing, incentive, pension, retire-ment or other similar payments);

            (n) renewed, amended, become bound by or entered into any agreement, contract, commitment or transaction other than in the ordinary course of business;

            (o) changed any accounting practice followed or employed in preparing the Pioneer Financial Statements;

            (p) made any loans, given any discounts or entered into any financing leases which have not been (i) made for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by notes or other forms of indebtedness which are true, genuine and what they purport to be, and (iii) adequately reserved against in an aggregate amount sufficient in the opinion of management to provide for all charge-offs reasonably anticipated in the ordinary course of business; or

            (q) entered into any agreement, contract or commitment applicable as of the date hereof to do any of the foregoing.

      4.10  TAXES.  Pioneer and the Bank (i) have timely filed all
            -----
federal, state, foreign and local income, franchise, excise, sales, intangibles, real and personal property, employment and other tax returns, tax information returns and reports required to be filed; (ii) have paid, or made adequate provision in the opinion of management for the payment of, all taxes, interest payments and penalties (whether or not reflected in returns as filed) due and payable (and/or accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority; and (iii) are not delinquent in the payment of any tax or governmental charge of any nature. The federal income tax returns of Pioneer and the Bank have been examined by and settled with the Internal Revenue Service, or the statute of limitations with respect to such years has expired for all years through September 30, 1994, and no audit, examination or investigation is presently being conducted or is threatened by any taxing authority. No unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative with respect to Pioneer or the Bank. No agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of Pioneer or the Bank.
Pioneer and the Bank have withheld (and timely paid to the appropriate governmental entity) proper and accurate amounts from their employees for all periods in material compliance with all tax withholding provisions (including, without limitation, income, social security and employment tax withholding for all forms of compensation) of applicable federal, state, foreign and local laws. Pioneer and the Bank have delivered to Central true and correct copies of all federal and state income tax returns filed by any of them for all tax periods commencing after September 30, 1994.

      4.11  TITLE TO ASSETS.  On September 30, 1997, Pioneer and
            ---------------
the Bank had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since September 30, 1997, now have, good and marketable title to all properties and assets reflected on the 1997 Pioneer Financial Statements, free and clear of all mortgages, liens, pledges, easements, restrictions, encroachments, governmental regulations, security interests, charges or encumbrances of any nature, except as disclosed in the 1997 Pioneer Financial Statements and for:

            (a) the mortgages and encumbrances which secure indebtedness which is properly reflected on the Pioneer Financial
Statements;

            (b)   liens for taxes accrued but not yet payable;

            (c) liens arising as a matter of law in the ordinary course of business as to which there is no known default; and

            (d) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the present use or sale of any of their properties and assets.

Section 4.11 of the Disclosure Letter lists all leases, other than "financing leases," of personal property to which Pioneer and/or the Bank is a party. Pioneer has delivered to Central true and correct copies of all leases referred to in Section 4.11 of the Disclosure Letter, together with all amendments and modifications thereof. With respect to each lease of personal property to which Pioneer and/or the Bank is a party, except for leases in which either Pioneer or the Bank is lessor entered into as a "financing lease,":

            (a) such lease is in full force and effect in accordance with its terms;

            (b) all rents and additional rents due to date have been paid;

            (c) the lessee under each of the leases has been in peaceable possession since the commencement of the original term of the lease; and

            (d) no event of default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a material default under such lease, exists.

With respect to any real property owned in fee by Pioneer or the Bank, which real property is set forth on Section 4.11 of the Disclosure Letter, Pioneer and the Bank further represent and warrant to Central as follows:

            (a) all work to be performed by Pioneer or the Bank with respect to all improvements to the property owned by either of them has been fully completed and paid for by them;

            (b) all permits and certificates with respect to con-struction of improvements on the property owned by Pioneer or the Bank have been obtained and the property has been properly zoned for use and occupancy as a banking or other business facility;
and

            (c) all improvements to the property have been made in accordance with plans and specifications approved by Pioneer or the Bank, as appropriate, copies of which will be delivered to Central upon request.

      4.12  ENVIRONMENTAL HAZARDS.  Neither Pioneer nor the Bank
            ---------------------
has (i) used, stored, manufactured, or suffered to exist (collectively, "Utilized") any hazardous or toxic substance, material or constituent (collectively, a "Hazardous Substance") within the meaning of any applicable federal, state or local law or regulation pertaining to environmental or chemical hazards or pollution (collectively, the "Environmental Laws"), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.
Sec. 9601 et seq., and any regulations promulgated thereunder, on, in or under any of their property, whether currently or previously owned or leased by Pioneer or the Bank, or (ii) transported or disposed, or caused or permitted any Person to transport or dispose, of any Hazardous Substance, in each case ((i) and (ii) above), other than in material compliance with all Environmental
Laws and other than at the locations identified on the Disclosure Letter. To the best of Pioneer's and the Bank's knowledge, no other Person has Utilized Hazardous Substances at any time on, in or under any of Pioneer's or the Bank's property, whether currently or previously owned or leased by either of them.
Neither Pioneer nor the Bank is subject to any asserted or unasserted liabilities, nor are any of the properties of Pioneer or the Bank, whether currently or previously owned or leased by Pioneer or the Bank, subject to any asserted or unasserted lien, under any of the Environmental Laws. Neither Pioneer nor the Bank has ever materially violated any of the Environmental Laws, and each of them is presently in compliance in all material respects with all Environmental Laws. Without limiting the generality of the foregoing, no asbestos, PCBs or other Hazardous Substance or any petroleum product or constituents thereof is present on, in or under any of the property of Pioneer or the Bank, whether currently or previously owned or leased. To the best of Pioneer's and the Bank's knowledge, no loans of any of Pioneer or the Bank are secured by property where any Hazardous Substances have ever been Utilized in material violation of Environmental Laws, and none of the borrowers of Pioneer or the Bank have materially violated any of the Environmental Laws or have any of their property subject to a lien under any of the Environmental Laws. Neither Pioneer nor the Bank has ever permitted any property currently or previously owned or leased by either of them to be used as a landfill or dump site. There are no underground storage tanks or underground pipelines located on any property owned or leased by Pioneer or the Bank. No under-ground storage tanks have ever been located on any property currently or previously owned or leased by either of them.

      4.13  LITIGATION, PENDING PROCEEDINGS AND COMPLIANCE WITH
            ---------------------------------------------------
LAWS.  For purposes of this Agreement, "Claims" shall mean all
----
material claims of any kind or actions, suits, proceedings, arbitrations or investigations asserted by or against either Pioneer or the Bank, whether actual or threatened, against or affecting Pioneer Common Stock, the common capital stock of the Bank or Bank's business, prospects, conditions (financial or otherwise) or assets or against any officer, director or employee of the Bank (where such Claims against any officer, director or employee of Pioneer or the Bank arise or might arise in connection with actions taken or omitted or alleged to have been taken or omitted by such officer, director or employee in his or her capacity as an officer, director or employee). Section 4.13 of the Disclosure Letter sets forth all Claims, including a summary of the basis and background of all Claims. There are no Claims (a) which would prevent the performance of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof, (b) which would prevent the transfer of good and marketable title of Pioneer Common Stock free and clear of all encumbrances, or (c) which would materially and adversely affect or impair the business or condition, financial or otherwise, or the earnings of Pioneer and the Bank taken as a whole. Pioneer and the Bank have complied with and are not in any default in any material respect under (and have not been charged with, nor are threatened with or under investigation with respect to, any charge concerning any material violation of any provision of) any material federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instru-mentality. There are no material uncured violations or violations with respect to which material refunds or restitution may be required cited in any report concerning Pioneer or the Bank as a result of examination by any regulatory authority.

      4.14  REGULATORY COMPLIANCE.  Neither Pioneer nor the Bank
            ---------------------
has ever been a party to (a) any enforcement action instituted by, or (b) any memorandum of understanding or cease and desist order with, any federal or state regulatory agency, and no such action, memorandum or order has been threatened, and neither Pioneer nor the Bank has received any report of examination from any federal or state regulatory agency which requires that Pioneer or the Bank address any problem or take any action which has not already been addressed or taken in a manner satisfactory to the regulatory agency.

      4.15  EMPLOYEE RELATIONS.  Neither Pioneer nor the Bank (a)
            ------------------
is a party to, or negotiating, and have no obligations under, any agreement, collective bargaining or otherwise, with any party relating to the compensation or working conditions of any employees' of Pioneer or the Bank; (b) is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of their employees; or (c) has been charged or threatened with a charge of any unfair labor practice. There are no existing or threatened labor strikes, slowdowns, disputes, grievances or disturbances affecting or which might affect operations at, or deliveries from or into, any facility of Pioneer or the Bank. No work stoppage against Pioneer or the Bank or its business is pending or threatened, and no such work stoppage has ever occurred. Neither Pioneer nor the Bank has committed any act or failed to take any required action with respect to any of its employees which has resulted or which may result in a material violation of ERISA (as that term is defined in Section 4.16 below), or similar legislation as it affects any employee benefit or welfare plan of Pioneer or the Bank; the Immigration Reform and Control Act of 1986; the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Occupational Safety and Health Act; Executive Order 11246; the Fair Labor Standards Act; the Rehabilitation Act of 1973; and all regulations under such Acts, and all other federal, state and local laws, regulations and executive orders relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, unemployment and workmens' compensation laws, any labor relations laws, or any governmental regulations promulgated thereunder, as the same affect relationships or obligations of Pioneer and the Bank with respect to any of the their employees, and which will or reasonably could result in any material liability, penalty, fine or the like being imposed upon Pioneer or the Bank. Neither Pioneer nor the Bank is liable for any arrearage of wages or taxes or penalties for failure to comply with any of the foregoing, and there are no proceedings before any court, governmental agency, instrumentality or arbitrator relating to such matters, including any unfair labor practice claims, either pending or threatened.

      4.16  EMPLOYEE BENEFIT PLANS.
            ----------------------

            (a) For purposes of this Section 4.16, the term "em-ployee benefit plan(s)" shall have the meaning ascribed to it in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations promulgated thereunder, and the term "employee pension benefit plan(s)" shall have the meaning ascribed to it in Section 3(2) of ERISA.

            (b) Section 4.16 of the Disclosure Letter sets forth a complete list of all employee benefit plans, policies and practices (whether or not subject to ERISA) applicable to employees of Pioneer and the Bank, including, without limitation, plans, funds or programs providing medical, surgical or hospital care or benefits; benefits in the event of sickness, accident, disability, death or unemployment; vacation benefits;
apprenticeship or other training programs; day care centers; scholarship funds; prepaid legal services; benefits described in
Section 302(c) of the Labor Management Relations Act; retirement income; income deferral for periods extending to the termination of covered employment or beyond; severance pay arrangements; and supplemental retirement income payments which take into account increases in the cost of living. Each employee benefit plan, policy or practice which is funded through a policy of insurance is indicated by the word "insured" placed by the listing of the plan on Section 4.16 of the Disclosure Letter.

            (c) True and complete copies of all (i) employee bene-fit plans and related trust agreements; (ii) policies and prac-tices; (iii) summary plan descriptions; (iv) most recent alloca-tion or actuarial reports prepared for each employee pension ben-efit plan; (v) insurance policies; and (vi) communications to or from the Internal Revenue Service (the "IRS") (including the most recent Form 5500 filed with the IRS and the most recent determi-nation letter received from the IRS), the Pension Benefit Guar-anty Corporation (the "PBGC") or the United States Department of Labor and other governmental filings with respect to the employee benefit plans have been delivered by Pioneer to Central.

            (d) Except as specifically provided in the documents described in this Section 4.16 and delivered to Central, or as otherwise described on Section 4.16 of the Disclosure Letter, there are no amendments, modifications, extensions, changes in benefits or benefit structures, or other alterations which are currently in effect or which Pioneer or the Bank have undertaken to become effective in the future to any of the employee benefit plans, policies or practices.

            (e) Each employee benefit plan has been executed, managed and administered in material compliance with the applicable provisions of ERISA, the Code, and the regulations promulgated thereunder, and all other applicable laws. Neither Pioneer nor the Bank has knowledge of any fact which would adversely affect the qualified status of any of the employee benefit plans, or of any threatened or pending claim against any of the employee benefit plans or their fiduciaries by any participant, beneficiary or government agency.

            (f) Pioneer and the Bank have fully complied with the notice and continuation requirements of Sections 601 through 608 of ERISA and the proposed regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to the employee benefit plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete in all material respects. Records with respect to the employee benefit plans have been maintained in material compliance with Section
107 of ERISA. Neither Pioneer, the Bank nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of the employee benefit plans has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

            (g) Neither Pioneer nor the Bank has, with respect to any of the employee benefit plans, nor has any administrator of any of the employee benefit plans, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Pioneer, the Bank, any of the employee benefit plans, any administrator or trustee or any party dealing with any of the employee benefit plans or any such trusts, to a tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

            (h) All employee pension benefit plans maintained by or covering employees of Pioneer and the Bank which are intended to be qualified under Section 401(a) or 403(a) of the Code, and the related trusts which are intended to be exempt under Section 501(a) of the Code, are, and have been since adoption, so quali-fied, and are identified on Section 4.15 of the Disclosure Letter as "qualified plans," and the date of the most recent determination letter from the IRS confirming the qualification of each such plan is set out on Section 4.16 of the Disclosure Letter.

            (i) Except as set forth on Section 4.16 of the Disclosure Letter, none of the employee pension benefit plans nor any of the related trusts has been terminated. There are no employee pension benefit plans subject to Section 302 of ERISA or
Section 412 of the Code.

            (j) None of the employee pension benefit plans is, and Pioneer and the Bank have never contributed to, a "multiemployer plan," as that term is defined in Section 3(37) of ERISA (as particularly amended by The Multiemployer Pension Plan Amendments
Act of 1980).

            (k) Pioneer and the Bank have provided to Central the information reasonably necessary to determine the accounting treatment which may be accorded any of the retiree welfare bene-fits currently in force under proposed Financial Accounting
Standards Board guidelines.

            (l) Any trust or fund maintained by or contributed to by Pioneer, the Bank or its employees to fund an employee benefit plan (other than an employee pension benefit plan) is qualified as an exempt organization under Section 501(c)(9) of the Code and the regulations thereunder as a Voluntary Employee's Benefit Association (a "VEBA"). Any "welfare benefit fund" within the meaning of Section 419(a) of the Code (including, but not limited to, any VEBA), provided by or pursuant to a plan of Pioneer or the Bank has been maintained in accordance with Section 419 of the Code and no contributions have been made to such a fund in excess of the "qualified costs" of the benefits provided for a taxable year (within the meaning of Section 419(b) of the Code), except as set forth on Section 4.16 of the Disclosure Letter.

      4.17  INSURANCE POLICIES.  Pioneer and the Bank maintain
            ------------------
insurance policies and bonds in force in such amounts and against such liabilities and hazards as customarily are maintained by similar businesses of comparable size. Neither Pioneer nor the Bank is liable for any material, retroactive premium adjustments. All policies are valid, enforceable and in full force and effect, and neither Pioneer nor the Bank has received any notice of premium increases or cancellations. Neither Pioneer nor the Bank knows of any grounds for or any consideration of any such premium increase or cancellation notice or other indication of premium increases or cancellations, with respect to any of their insurance policies or bonds. All notices of cancellation received by either Pioneer or the Bank and all claims made by Pioneer or the Bank under their respective insurance policies and bonds since December 31, 1995, or made prior thereto but remaining unresolved, are described on Section 4.17 of the Disclosure Letter. Neither Pioneer nor the Bank has failed to make a timely claim or file a timely notice with respect to any matter giving rise to a material claim or potential material claim under their insurance policies and bonds.

      4.18  AGREEMENTS.  As of the date of this Agreement, neither
            ----------
Pioneer nor the Bank is a party to:

            (a) any collective bargaining agreement; any employ-ment agreement, contract, or commitment; or any bonus plan or commission;

            (b) any loan or other agreement pursuant to which Pioneer or the Bank has borrowed money or any obligation of guaranty or indemnification arising from any agreement, contract or commitment which involves, singularly or in the aggregate, a potential material liability, except letters of credit entered into in the ordinary course of business;

            (c) any agreement, contract or commitment which is either outside of the ordinary course of business or which is or may be materially adverse to the business, financial condition or earnings of Pioneer and the Bank taken as a whole;

            (d) any agreement, contract or commitment containing any covenant materially limiting the freedom of either Pioneer or the Bank to engage in any line of business in any geographic area or to compete with any Person;

            (e) any agreement, contract, or commitment relating to capital expenditures and involving future payments which, together with future payments under all other agreements, con-tracts or commitments relating to the same capital project, exceed $10,000.00;

            (f) any agreement, contract or commitment relating to the acquisition of substantially all of the assets, shares or capital stock of any business enterprise, except agreements, contracts or commitments in which assets, shares or capital stock are security for a loan or similar obligation created in the ordinary course of business;

            (g) any agreement, contract or commitment (other than for 1 to 4 family residential loans made in the ordinary course of business), which involves payments, consideration or obli-gations in the aggregate of $5,000.00 or more per agreement, con-tract or commitment, which (i) will not be performed within 30 days or less, or (ii) cannot be terminated within 30 days or less without payment of a penalty of more than $1,000.00.

Neither Pioneer nor the Bank has breached, nor is there any pending or threatened claim that either Pioneer or the Bank has materially breached any of the terms or conditions of (a) any agreement, contract or commitment set forth in the Disclosure Letter delivered to Central pursuant to this Agreement or (b) any other agreement, contract or commitment, the breach of which singularly or in the aggregate could result in the imposition of damages in a material amount.

      4.19  BROKERS' OR FINDERS' FEES.  Other than the fee payable
            -------------------------
by Pioneer to IBS pursuant to a letter agreement dated October 3, 1997, no agent, broker or other Person acting on behalf of Pioneer or the Bank or under either of their authority is or shall be entitled to any commission, broker's or finder's fee from Central, Pioneer or the Bank in connection with any of the transactions contemplated by this Agreement.

      4.20  POTENTIAL COMPETING INTERESTS.  To the best of
            -----------------------------
Pioneer's and the Bank's knowledge, no shareholder of Pioneer who owns more than one percent (1%) of the outstanding shares of Pioneer Common Stock, nor any director, officer or employee of either Pioneer or the Bank, nor any member of any such person's family, have any direct or indirect (1% or more) interest in any Person which competes or conflicts with, or is engaged in any business of the kind being conducted by, either Pioneer or the Bank or which does business or engages in commerce with, or provides goods or services to, either Pioneer or the Bank. Neither Pioneer nor the Bank uses any real or personal property in which any shareholder of Pioneer or any director, officer or employee of either Pioneer or the Bank, or any member of any such person's family, have a direct or indirect (1% or more) interest.

      4.21  EKH STOCK REPURCHASE.  Pioneer has redeemed all shares
            --------------------
of Pioneer Common Stock formerly owned by persons identified as the EKH Group in a Stock Redemption Agreement dated June 17,
1996, among Pioneer, the Bank and the EKH Group, and received complete releases of any and all possible claims EKH Group may have or have had against Pioneer or the Bank.

      4.22  PROXY STATEMENT.  The Proxy Statement, at the date of
            ---------------
mailing to shareholders of Pioneer and at the time of the meeting of such shareholders to be held in connection with the Exchange, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that Pioneer makes no representation as to the accuracy of any information provided by Central for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      4.23  ACCURACY OF STATEMENTS.
            ----------------------

            (a) Neither this Agreement, the Disclosure Letter, nor any annex, schedule or document delivered as or in connection with an annex or schedule furnished or to be furnished by Pioneer or the Bank to Central in connection with this Agreement or any of the transactions contemplated hereby contains or shall contain an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

            (b) None of the information supplied by Pioneer or the Bank for inclusion in the Proxy Statement will, at the date of mailing to stockholders of Pioneer and at the time of the meeting of the stockholders of Pioneer to be held in connection with the Exchange, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Central) will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

                         SECTION 5

         REPRESENTATIONS AND WARRANTIES OF CENTRAL
         -----------------------------------------

      Central represents and warrants to Pioneer as follows:

      5.01  ORGANIZATION AND QUALIFICATION.  Central is a Kentucky
            ------------------------------
corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky, has paid all fees due and owing to the Office of the Kentucky Secretary of State, has delivered to that office its most recent annual report as required by the Kentucky Business Corporation Act, and has not filed articles of dissolution with the Office of the Kentucky Secretary of State. Central has all requisite corporate power and authority to own and lease their property and to carry on their businesses as they are now being conducted. Central is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

      5.02  AUTHORIZATION.  Central has the full right, corporate
            -------------
power and authority to enter into, execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Central have been duly authorized and approved by all requisite corporate action and no other corporate acts or proceedings on the part of Central are necessary to authorize this Agreement or the transactions contem-plated hereby. This Agreement constitutes the valid and legally binding obligation of Central. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby will: (a) violate, conflict with, or result in a breach of any provision of the Articles of Incorporation or the Bylaws of Central Subsidiary; (b)(i) materially violate, conflict with, or result in a breach of any provision of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or material assets of Central under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation which binds Central or any material assets of Central, which violation, conflict, breach, default, termination or acceleration of performance, lien, security interest, charge or encumbrance would have a material adverse effect on Central and its subsidiaries, taken as a whole; or (c) subject to the receipt of governmental approvals required to consummate the transactions contemplated by this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to Central.

      5.03  REGULATORY COMPLIANCE.  Neither Central nor any of its
            ---------------------
subsidiaries are currently a party to any enforcement action instituted by, or any memorandum of understanding, formal agree-ment, or cease and desist order with, any federal or state regulatory agency, and no such action, memorandum, agreement or order has been threatened against Central or any of its subsidiaries. Neither Central nor any of its subsidiaries have received any report of examination from any federal or state regulatory agency which requires Central or any of its subsidiaries to address any significant problem or take any significant action which has not already been addressed or taken in a manner satisfactory to the regulatory agency.

      5.04  ACCURACY OF STATEMENTS.
            ----------------------

            (a) Neither this Agreement nor any annex, schedule or document delivered as or in connection with an annex or schedule furnished or to be furnished by Central to Pioneer in connection with this Agreement or any of the transactions contemplated hereby contains or shall contain an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

            (b) None of the information supplied by Central for inclusion in the Proxy Statement will, at the date of mailing to stockholders of Pioneer and at the time of the meeting of the stockholders of Pioneer to be held in connection with the Exchange, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      5.05  BROKERS' OR FINDERS' FEES.  No agent, broker or other
            -------------------------
Person acting on behalf of Central or under its authority is or shall be entitled to any commission, broker's or finder's fee from Central, Pioneer or the Bank in connection with any of the transactions contemplated by this Agreement.

                         SECTION 6

           COVENANTS AND CONDUCT OF THE PARTIES
           ------------------------------------

      Each of the parties to this Agreement shall comply with their respective covenants in this Section 6 from the date hereof through the Closing Date:

      6.01  INVESTIGATIONS.  Pioneer and the Bank shall give
            --------------
Central and its employees, accountants, attorneys and other authorized representatives full access during all reasonable times to all their premises, properties, books and records (including without limitation, all corporate minutes and stock transfer records), and furnish Central with such financial and operating data, analyses and other information of any kind respecting their business and properties as Central shall from time to time request. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of Pioneer's or the Bank's business. In the event of termination of this Agreement, Central shall, upon request, return to Pioneer all documents, work papers and other material (and all copies thereof) obtained from Pioneer and the Bank in connection with the transactions contemplated hereby. Central shall use its best efforts to cause its employees, accountants, attorneys and other authorized representatives, to hold in strict confidence all data and information obtained by it from Pioneer (unless such data or information is or becomes readily ascertainable from public or published information or trade sources); and Central shall not, and shall use its best efforts to ensure that such employees, accountants, attorneys and other authorized representatives do not, disclose such information to others; provided, that Central may file or otherwise submit such data and information to any regulatory authority in connection with obtaining regulatory approval to facilitate or consummate the transactions contemplated by this Agreement without any liability to Pioneer or the Bank from Central.

      6.02  SHAREHOLDER AND DIRECTOR APPROVALS.  The Board of
            ----------------------------------
Directors of Pioneer has unanimously adopted and determined advisable and shall submit to Pioneer's shareholder(s) for approval of this Agreement and the Plan of Exchange at a meeting of shareholders duly called for those purposes by Pioneer's Board of Directors. Pioneer and the Pioneer Directors shall take any all action necessary, in accordance with applicable law and Pioneers Articles of Incorporation and Bylaws, to convene a meeting Pioneer's shareholders as promptly as practicable for the purpose of considering and voting upon this Agreement and the Plan of Exchange; provided, however, the meeting of shareholders of Pioneer shall take place on a date at least twenty-one business days following the mailing of a notice of such meeting accompanied by the Proxy Statement. The notice and Proxy Statement distributed in connection with the shareholder approval and adoption of this Agreement and the Plan of Exchange shall comply with Pioneer's Articles of Incorporation and Bylaws and with all applicable corporate and securities laws. Unless incon-sistent with its fiduciary responsibilities, the Board of Directors of Pioneer shall recommend to the shareholders of Pioneer that all such shareholders vote for approval and adoption of this Agreement and the Plan of Exchange, and each Pioneer Director shall use his best efforts to obtain such shareholder approval. The Disclosure Letter sets forth the names of each Pioneer Director together with the number of shares of Pioneer Common Stock held by each of them as of the date of this Agreement. Each of the Pioneer Directors (a) shall continue to own and shall not assign, transfer, or otherwise dispose of, or in any way further encumber, his or her shares of Pioneer Common Stock except as contemplated by this Agreement and shall at all times from the record date for the aforesaid shareholders' meeting, through such meeting, have the full right, power and authority to vote his shares of Pioneer Common Stock free of restrictions, arrangements or limitations thereon, (b) shall, unless inconsistent with his fiduciary duties, in his or her capacity as a shareholder of Pioneer, vote all of the shares of Pioneer Common Stock listed on the Disclosure Letter in favor of approval of the Plan of Exchange (or, upon request of Central, shall promptly grant a revocable proxy to Central to vote all of his or her shares of Pioneer Common Stock in favor of approval of the Plan of Exchange), and (d) shall take any and all other shareholder action necessary to accomplish the transactions contemplated by this Agreement.

      6.03  CONSENTS.  Pioneer and Central shall each use its best
            --------
efforts to procure upon reasonable terms and conditions all con-sents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements pre-scribed by law which are necessary for the consummation of the Exchange.

      6.04  CONDUCT OF BUSINESS IN THE ORDINARY COURSE.  Pioneer
            ------------------------------------------
and the Bank shall conduct their business only in the ordinary course. By way of amplification and not limitation, except as otherwise provided herein, neither the Bank nor Pioneer shall without the prior written consent of Central, which consent shall not be unreasonably withheld:

            (a) issue or cause to be issued any shares of capital stock or any options, warrants, or other rights to subscribe for or purchase any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock of Pioneer or the Bank;

            (b) declare, set aside, or pay any dividend or distribution (whether in cash, shares or otherwise) with respect to the shares of capital stock of Pioneer or the Bank and none shall be provided for in Pioneer's Disclosure Letter;

            (c) except for the payment of directors' fees of $400.00 per regularly scheduled monthly meeting and $25.00 for each committee meeting attended, make any payment to any of Pioneer's or the Bank's directors;

            (d) directly or indirectly redeem, purchase, or other-wise acquire any shares or capital stock;

            (e) effect a split, reverse split, reclassification, or other change of any shares of capital stock, or other reorga-nization or recapitalization;

            (f) amend the Charter or Articles of Incorporation, as appropriate, or Bylaws of Pioneer or the Bank;

            (g) except in the ordinary course of business or as provided in Section 6.04(g) of the Pioneer Disclosure Letter, consistent with past practice and upon prior consultation with Central, increase the compensation payable or to become payable to any of their directors, officers or employees (including any salary, bonus, insurance, pension, or other benefit plan, payment or arrangement made to, for or with any of such officers or employees) regardless of whether such increase was authorized prior to the execution of this Agreement;

            (h) except in the ordinary course of business, borrow or agree to borrow any amount of funds or incur any obligation or liability, or directly or indirectly guarantee or agree to guarantee any obligations of others except letters of credit entered into in the ordinary course of business;

            (i) except with respect to (a) any agreement, contract or commitment that (when taken together with any other agreements, contracts or commitments from the same vendor or its affiliates) involves less than $10,000.00, or (b) the making of a loan or a commitment therefor, enter into any agreement, contract or commitment, which, if entered into before the date of this Agreement, would be required to be listed in a schedule delivered to Central pursuant to the terms of, or in connection with, this Agreement, or which would modify, amend or terminate any agreement required to be listed in any such schedules;

            (j) except in the ordinary course of business, place or suffer to exist on any of the assets or properties of Pioneer or the Bank any mortgage, pledge, lien, charge, or other encum-brance;

            (k) cancel, unless paid in full, any material indebtedness owing to Pioneer or the Bank or any claims which Pioneer or the Bank may possess, or waive any material rights of substantial value or discharge or satisfy any material noncurrent liabilities;

            (l) sell or otherwise dispose of a substantial part of any of Pioneer's or the Bank's assets, or sell or agree to sell any of their assets except in the ordinary course of business;

            (m) commit any act or omit to do any act which would cause a material breach of any material agreement, contract or commitment which is listed in a schedule delivered to Central pursuant to the terms of, or in connection with, this Agreement, or which would have an adverse effect on the business, financial condition, or earnings of Pioneer and the Bank taken as a whole;

            (n) violate any law, statute, rule, governmental regu-lation, order, or undertaking which violation might have an adverse effect on the business, financial condition, or earnings of the Pioneer or the Bank;

            (o) fail to maintain Pioneer's or the Bank's books, accounts and records in the usual manner on a basis consistent with that heretofore employed except for changes required by generally accepted accounting principles or by the OTS, FDIC or any other state or federal agency having jurisdiction over Pioneer or the Bank;

            (p) fail to charge off on Pioneer's or the Bank's books loan or other losses in accordance with generally accepted accounting principles and the pertinent regulations and policies of the OTS, FDIC and other savings bank regulatory authorities with jurisdiction concerning the write-off of loans and other losses;

            (q) fail to pay, or to make adequate provisions for the payment of, all taxes (current or deferred), interest pay-ments and penalties (whether or not reflected in any returns as filed) due and payable (and/or accruable for all periods prior to the Closing Date, including that portion of their fiscal year prior to and including the Closing Date) to any city, county, state, foreign country, the United States, or any other taxing authority;

            (r) except in the ordinary course of business and subject to Section 6.06 of this Agreement, sell or dispose of any bonds, shares of capital stock or other investment securities;

            (s) establish, or apply for permission to establish, any banking or business office facility not in use on the date of this Agreement;

            (t) issue any letters of credit other than in the ordinary course of business or voluntarily increase in a material amount any contingent liabilities whether under letters of credit or otherwise; or

            (u) make any loans, give any discounts or enter into any financing leases which are not (i) made for good, valuable and adequate consideration in the ordinary course of business,
(ii) evidenced by notes or other forms of indebtedness which are true, genuine and what they purport to be, and (iii) in the aggregate together with the loan portfolio of Pioneer and the Bank, adequately reserved against, in accordance with generally accepted accounting principles, in an amount, in the aggregate, sufficient in the opinion of management to provide for all charge-offs reasonably anticipated in the ordinary course of business.

      6.05  RESERVES.  The Pioneer Unaudited Financial Statements
            --------
shall reflect a monthly charge-off, based on a review of the current status of the loan portfolio, in accordance with generally accepted accounting principles and the pertinent regulations and policies of the OTS, FDIC and other regulatory authorities concerning the write-off of loans. Immediately prior to the Effective Time, Pioneer shall establish such additional provisions for loan losses as may be necessary in the sole determination of Central to conform Pioneer's and the Bank's loan allowance practices and methods to those of Central (as such practices and methods are to be applied to the Bank from and after the Effective Time).

      6.06  PRESERVATION OF BUSINESS AND INVESTMENT DECISIONS.
            -------------------------------------------------
Pioneer and the Bank shall use their best efforts to preserve the possession and control of all of their respective assets, to preserve the goodwill of their respective customers and others with whom they have business relations, and to do nothing knowingly to impair the ability to keep and preserve its respective businesses existing on the date of this Agreement. Without in any way limiting the foregoing, neither Pioneer nor the Bank shall make any significant investment decision, including, without limitation, engaging in any interest rate swaps, futures or options transactions, or purchases or sales of any marketable securities other than overnight Federal Reserve Funds, U.S. Treasury securities of a term of one year or less, without first consulting with the Chief Financial Officer of Central or her designee.

      6.07  NOTIFICATION OF MATERIAL CHANGES AND LITIGATION.
            -----------------------------------------------
Pioneer shall provide Central with prompt written notice, accompanied by a detailed description and analysis, (a) of any material adverse change or, to the best of their knowledge, potentially material adverse change in the condition, earnings or businesses of Pioneer or the Bank, (b) of any event or condition of any character (whether actual or threatened) materially and adversely affecting or that has a substantial possibility of materially and adversely affecting, any of their financial conditions, earnings, businesses or assets, and (c) of all claims, regulatory proceedings and litigation (whether actual or threatened and whether or not material) against or possibly involving Pioneer or the Bank or (where such actual or threatened claims, regulatory proceedings or litigation arise in connection with actions taken or alleged to be taken by any officer, employee or director in his or her capacity as an officer, employee or director) any officer, employee or director of Pioneer or the Bank. Such adverse or potentially adverse material changes or such claims, proceedings or litigation shall include, without limitation, any adverse or potentially adverse material change in or any litigation arising in connection with any item or matter reported on any schedule, annex or document delivered by Pioneer or the Bank to Central in connection with this Agreement.

      6.08  COOPERATION.  Pioneer and Central shall each cooperate,
            -----------
and Pioneer and Central shall cause their subsidiary(is) to cooperate, fully, completely and promptly with the other in connection with satisfying all conditions set forth in this Agreement and effecting the transactions contemplated by this Agreement.

      6.09  REGULATORY FILINGS.  Each party will cooperate with the
            ------------------
other in the preparation and filing of and will use its best efforts to prepare and file within 30 days of the date hereof, all applications, notices and/or other documents required to be filed to obtain the regulatory approvals and consents required from the Federal Reserve, OTS, FDIC, Federal Trade Commission ("FTC"), United States Department of Justice ("DOJ"), and any other applicable state or federal authority for the consummation of the Exchange. Prior to filing any such application or notice, each party shall provide the other with the opportunity to review and comment on such application or other document. Except to the extent prohibited by law, from the date of this Agreement until the Closing Date, Pioneer and the Bank shall deliver to Central contemporaneously with their filing a copy of all applications, reports and other documents hereafter filed with the SEC, the FTC, the DOJ, the Federal Reserve, the KDFI, the FDIC, the OTS, the FHLB, or the Kentucky Secretary of State, and all "comment" letters and other correspondence from any of the foregoing regulatory agencies in connection with such filings promptly after receipt thereof.

      6.10  PIONEER FINANCIAL STATEMENTS AND SEC REPORTS.  Pioneer
            --------------------------------------------
shall deliver to Central as soon as they become available but in any event promptly, the Pioneer Unaudited Financial Statements. Pioneer shall deliver to Central, promptly after filing, a copy of all reports and other documents filed by Pioneer with the SEC.

      6.11  DISCUSSION WITH OTHER PURCHASERS.  Except to the extent
            --------------------------------
the fulfillment of the Pioneer Directors' fiduciary duties clearly requires such action, Pioneer, the Bank, and the Pioneer Directors shall and shall cause Pioneer's and the Bank's executive officers not, to solicit, authorize the solicitation of, or enter into any discussions with any third party (a "Third Party"), (a) to purchase any shares of the capital common stock or any option or warrant to purchase shares of the capital common stock of Pioneer or the Bank or any securities convertible into the capital common stock of Pioneer or the Bank or any other equity security of either of them; (b) to make a tender or exchange offer for any shares of the capital common stock of Pioneer or the Bank or any other equity security of Pioneer or the Bank, (c) to purchase, lease or otherwise acquire all or a substantial portion of the assets of Pioneer or the Bank; or (d) to merge, consolidate or otherwise combine with Pioneer or the Bank (a "Third Party Sale").

      6.12 PUBLICITY. Except as required by legal process or by operation of applicable law or as provided below, neither Pioneer, the Bank nor Central shall disclose or publish, and each of Pioneer, the Bank and Central shall use their best efforts to cause their officers and employees and the officers and employees of their affiliates to not disclose or publish, any information concerning this Agreement or the transactions contemplated by this Agreement. Only Pioneer and Central may make public announcements regarding this Agreement and the transactions contemplated herein and each shall have an opportunity to review any public announcement prior to its release by the other.

      6.13  PROXY STATEMENT.  As promptly as practicable after the
            ---------------
date hereof, Pioneer shall prepare the Proxy Statement to be mailed to the shareholders of Pioneer in connection with the Exchange. Central and Pioneer shall cooperate with each other in order to facilitate the preparation, filing and clearance of the Proxy Statement under the Securities Laws. Each of Central and Pioneer will promptly advise the other if it determines that any information furnished by it to the other specifically for use in the Proxy Statement included therein, is or becomes false or misleading in any material respect. In no event shall either party hereto be liable for, and each party shall indemnify and hold the other harmless from, any untrue statement of a material fact or omission to state a material fact in the Proxy Statement made in reliance upon, and in conformity with, written information concerning the other party furnished by such other party specifically for use in the Proxy Statement.

      6.14  MERGER OF BANK.  Pioneer and the Bank covenant and
            --------------
agree that they will take any and all actions requested by Central to merge the Bank into and with Central Bank, FSB, and shall provide to Central any and all information needed to file a merger application with the OTS; provided, however, that merger shall not be effective until after the Effective Time.

      6.15  YEAR 2000 COMPLIANCE.  Pioneer and the Bank shall take
            --------------------
any and all actions reasonably requested by banking regulators to insure that Pioneer and the Bank are in compliance with all applicable regulations of banking and other governmental authorities with respect to the operation of the Pioneer's and the Bank's computer and data systems on or after January 1, 2000 and will advise Central of the status of, and provide Central copies of any correspondence to or from banking regulators related to, the foregoing matters.

      6.16  FHLB ACCOUNTS.  Pioneer and the Bank acknowledge that
            -------------
the Bank's reconciliation of the FHLB Demand General Ledger Account (the "FHLB Demand Account") reflects a number of outstanding reconciling items. Pioneer and the Bank further acknowledge that the Bank's FHLB Advance General Ledger Account (the "FHLB Advance Account") does not reconcile to FHLB records. Pioneer and the Bank covenant to take any and all actions necessary to (i) (1) clear (i.e., determine the nature of the
                                 ----
item and appropriate disposition) of all current reconciling items as promptly as practicable following the date hereof, and
(2) maintain the reconciliations in good order, with no reconciling items older than 60 days, through the Closing Date; and (ii) reconcile and clear any outstanding items necessary to resolve the outage in the FHLB Advance Account. Pioneer and the Bank further agree to maintain a log reflecting all journal entries necessary to clear outstanding items. From the date hereof through the Closing, Central shall have the right upon reasonable notice to supervise and/or review the progress of the Bank in connection with the clearing of the FHLB Demand Account and the FHLB Advance Account.

      6.17  LIQUIDATION ACCOUNT.  Immediately after the Effective
            -------------------
Time, Central agrees to cause the Bank to maintain the liquidation account of Bank established pursuant to 12 C.F.R.
Part 563b.3(f).

                         SECTION 7

                  CONDITIONS OF EXCHANGE
                  ----------------------

      7.01  CONDITIONS TO OBLIGATIONS.  The obligations of Pioneer
            -------------------------
and Central to consummate the Exchange shall be subject to the satisfaction of the following conditions on or before the Closing
Date:

            (a)   SHAREHOLDER APPROVAL.  This Agreement and the Plan
                  --------------------
of Exchange shall have been approved by the shareholders of Pioneer.

            (b)   REGULATORY APPROVAL.  The Federal Reserve and the
                  -------------------
OTS shall each, upon application duly made, have given its approval to the Exchange and the transactions contemplated hereby, and all mandatory and statutory waiting periods shall have expired. Central and Pioneer shall have obtained all appropriate orders, consents, approvals and clearances in form and substance determined in good faith to be reasonably satisfac-tory to all of them, from all regulatory agencies and other governmental authorities whose order, consent, approval, absence of disapproval, or clearance is required by law for the consummation of the transactions contemplated by this Agreement, and the terms of all requisite orders, consents, approvals and clearances shall permit the effectuation of the Exchange.
Central and Pioneer shall have made all appropriate filings with the FTC and DOJ under the Hart Scott Rodino Antitrust
Improvements Act, as amended.

            (c)   NO PROCEEDINGS.
                  --------------

                  (i)   (A)   No action or proceeding shall have been
instituted before a court or other governmental body by any gov-ernmental agency or public authority or other Person to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages or other relief in connection with the execution of this Agreement or the consummation of the transactions contem-plated hereby; and

                        (B) No governmental agency shall have noti-fied any of Central, Pioneer or the Bank to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law and that it intends to commence proceedings to restrain consummation of the Exchange;

                  (ii) Provided, however, that (a) the occurrence of an event described in clause (i)(A) or (i)(B) of this subsection shall not be deemed to create a failure of a condition pursuant to this Section 7.01, unless the Board of Directors of Pioneer or Central shall have determined, and given written notice to the other of its determination that the occurrence of the event makes consummation of the Exchange unwise in its opinion, and (b) if any action or proceeding described in clause (i)(A) of this subsection has been concluded, with an outcome which would not result in damages, restrain, prohibit or declare illegal the consummation of the transactions contemplated by this Agreement, then the action or proceeding shall not be deemed to create a failure of a condition pursuant to this subsection 7.01(c).

            (d)   FAIRNESS OPINION.  Pioneer shall have received an
                  ----------------
opinion from Professional Bank Services, Inc., dated as of a date no later than the date of the Proxy Statement mailed to Pioneer shareholders in connection with the Exchange and not subsequently withdrawn prior to the vote of Pioneer shareholders on the Plan of Exchange, to the effect that the Exchange is fair to Pioneer's shareholders from a financial point of view.

      7.02  CONDITIONS TO OBLIGATIONS OF CENTRAL.  The obligations
            ------------------------------------
of Central to effect the Exchange shall be subject to the sat-isfaction of the following conditions, in addition to those set forth in Section 7.01, on or before the Closing Date:

            (a)   REPRESENTATIONS, WARRANTIES AND COVENANTS.  The
                  -----------------------------------------
representations and warranties of Pioneer and the Bank herein contained shall be true in all material respects as stated herein, both when made and with the same effect as though made again as of the Closing Date except to the extent of changes permitted by the terms of this Agreement or except for breaches of representations or warranties which would not have a material adverse effect on the business, financial condition or operations of Pioneer and the Bank taken as a whole. Pioneer, the Bank, and the Pioneer Directors shall have performed all obligations and complied with all covenants required by this Agreement to be per-formed or complied with by each of them prior to the Closing Date or except for failures to perform or comply which would not have a material adverse effect on the business, financial condition or operations of Pioneer and the Bank taken as a whole. In addition, Pioneer shall have delivered to Central its certificate dated as of the Closing Date and signed by its President and by its Assistant Secretary, to the effect that, except as disclosed in the certificate, they do not know of any failure or material breach of any representation, warranty, or covenant made by Pioneer, the Bank or the Pioneer Directors or of any conditions to Central's obligations to effect the Exchange.

            (b)   NO MATERIAL ADVERSE CHANGE.  There shall not have
                  --------------------------
occurred any material adverse change since September 30, 1997, in the financial condition, business, assets, or results of opera-tions of Pioneer or the Bank.

            (c)   OPINION OF COUNSEL.  Central shall have received
                  ------------------
from Stites & Harbison an opinion dated as of the Closing Date in form and substance reasonably satisfactory to Central and to the effect attached hereto in Annex 7.02(c).
                               -------------

            (d)   STATUTORY REQUIREMENTS.  All statutory require-
                  ----------------------
ments for the valid consummation by Central of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit consummation by Central of the transactions contemplated by this Agreement and to permit the business presently carried on by Pioneer and the Bank to continue unimpaired in all material respects immediately following the Effective Time shall have been obtained.

            (e)   ENVIRONMENTAL MATTERS.  Notwithstanding any
                  ---------------------
representations or warranties of Pioneer or the Bank or any liability or unasserted liability under the Environmental Laws listed on the Disclosure Letter, neither Pioneer nor the Bank, nor any of their assets shall be subject to any liability under the Environmental Laws that would have a material adverse effect on the financial condition of Pioneer and the Bank taken as a whole.

            (f)   RESIGNATIONS AND RELEASES OF OFFICERS.  Central
                  -------------------------------------
shall have received executed releases and resignations from the officers of the Bank and Pioneer designated by Central prior to the Closing providing that as a condition to such officers receiving the closing bonuses described in Pioneer's Disclosure Letter that such officers release Pioneer, the Bank and Central from all claims arising out of their employment by Pioneer and/or the Bank and that such officers resign effective at the Effective Time from all positions they then hold with Pioneer and the Bank. The foregoing releases and resignations shall be in form and substance reasonably satisfactory to Central.

            (g)   EMPLOYMENT AND NONCOMPETITION AGREEMENTS.   Carl
                  ----------------------------------------
C. Norton shall have executed and delivered an Amendment No. 1 to
Employment Agreement dated as of the Closing Date, and Janet W.
Prewitt shall have executed and delivered a Noncompetition
Agreement dated as of the Closing Date, in each case, in
substantially the forms attached hereto as Annex 7.02(g).
                                           -------------

            (h)   LIQUIDATION ACCOUNT.  Central shall have received
                  -------------------
written confirmation from the OTS is a form reasonably satisfactory to Central's counsel to the effect that the Exchange shall not cause or constitute a complete liquidation within the meaning of 12 C.F.R. Part 563b.3(f)(3).

            (i)   NORTON SETTLEMENT.  Central shall have received
                  -----------------
signed releases from Tom Norton, George Norton and their children in substantially the form attached hereto as Annex 7.02(i).
                                             -------------

      7.03  CONDITIONS TO OBLIGATIONS OF PIONEER.  The obligations
            ------------------------------------
of Pioneer to effect the Exchange shall be subject to the satisfaction of the following conditions, in addition to those set forth in Section 7.01, on or before the Closing Date:

            (a)   REPRESENTATIONS, WARRANTIES AND COVENANTS.  The
                  -----------------------------------------
representations and warranties of Central herein contained shall be true and correct in all material respects as stated herein, both when made and with the same effect as though made again as of the Closing Date except to the extent of changes permitted by the terms of this Agreement or except for breaches of representations or warranties which would not have a material adverse effect on the consummation of the transactions contemplated herein. Central shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Central prior to the Closing Date. In addition, Central shall have delivered to Pioneer its certificate dated as of the Closing Date and signed by its Chief Executive Officer and by its Assistant Secretary, to the effect that, except as disclosed in the certificate, they do not know of any failure or material breach of any representation, warranty, or covenant made by Central or of any conditions to Pioneer's obligation to effect the Exchange.

            (b)   OPINION OF COUNSEL FOR CENTRAL.  Pioneer shall
                  ------------------------------
have received an opinion dated as of the Closing Date from Brown, Todd & Heyburn PLLC, counsel for Central, in form and substance reasonably satisfactory to Pioneer to the effect attached hereto in Annex 7.03(b).
   -------------

            (c)   STATUTORY REQUIREMENTS.  All statutory require-
                  ----------------------
ments for the valid consummation by Pioneer and the Bank of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state, local, and foreign governmental agencies and authorities required to be obtained in order to permit consummation by Pioneer and the Bank of the transactions contemplated by this Agreement shall have been obtained.

                         SECTION 8

                 TERMINATION OF AGREEMENT
                 ------------------------

            (a) This Agreement may be terminated at any time before the Effective Time:

                  (i)   MUTUAL CONSENT.  By Central and Pioneer, if
                        --------------
for any reason consummation of the transactions contemplated by this Agreement is inadvisable in the opinions of both Central and Pioneer.

                (ii)    CONDITIONS TO CENTRAL'S OBLIGATIONS NOT MET.
                        -------------------------------------------
By Central, upon written notice to Pioneer, if by September 30, 1998, any of the conditions set forth in Sections 7.01 or 7.02 shall have not been satisfied or, if appropriate, waived.

               (iii)    CONDITIONS TO PIONEER OR THE BANK OBLIGATIONS
                        ---------------------------------------------
NOT MET.  By Pioneer, upon written notice to Central, if by
-------
September 30, 1998, any of the conditions set forth in Sections
7.01 or 7.03 shall not have been satisfied or, if appropriate, waived.

                (iv)    TERMINATION DATE.  By either Central or
                        ----------------
Pioneer if, without fault of the terminating party, the Exchange shall not have been consummated by September 30, 1998.

            (b)   EFFECT OF TERMINATION.  Upon rightful termination
                  ---------------------
of this Agreement by either Central or Pioneer pursuant to this
Section 8, except for this Section 8 and Sections 4.19, 9.03, and
9.09 and that certain confidentiality letter between the parties dated January 27, 1998 (the "Confidentiality Agreement"), which shall survive to the fullest extent permitted by law, this Agree-ment shall be void and of no further effect, and there shall be no liability by reason of this Agreement, or the termination thereof on the part of Central, Pioneer or the Bank or the respective directors, officers, employees, agents or shareholders of any of them, unless such rightful termination results from a party's intentional or reckless misrepresentation or intentional or reckless breach of any covenant or representation or warranty contained herein. In such event the terminating party shall have all remedies available to it at law or in equity.

                         SECTION 9

                       MISCELLANEOUS
                       -------------

      9.01  DELIVERIES AND NOTICES.  Any deliveries, notices or
            ----------------------
other communications required or permitted hereunder shall be deemed to have been duly made or given (i) if delivered in per-son, or (ii) if sent by registered mail, return receipt requested, postage prepaid, and addressed as follows:

            (a)   If to Pioneer:

            Pioneer Financial Corporation
            25 East Hickman Street
            P.O. Box 597
            Winchester, Kentucky 40391
            Attn:       Janet White Prewitt, Chairman
                        Carl C. Norton, President & C.E.O.

            with a copy to:

            Stites & Harbison
            250 West Main Street, Suite 250
            Lexington, Kentucky  40507
            Attn:  Walter R. Byrne, Jr.

      (b)   If to Central:

            Central Bancshares, Inc.
            300 West Vine Street
            P.O. Box 1360
            Lexington, Kentucky  40507
            Attn:  Luther Deaton, Jr., President

      with copy to:

            Brown, Todd & Heyburn PLLC
            2700 Lexington Financial Center
            Lexington, Kentucky  40507-1749
            Attn:  Paul E. Sullivan

or if sent to such substituted address as Pioneer or Central has given to the other in writing.

      9.02  WAIVERS.  No waivers or failure to insist upon strict
            -------
compliance with any obligation, covenant, agreement or condition of this Agreement shall operate as a waiver of, or an estoppel with respect to, any subsequent or other failure.

      9.03  EXPENSES.  Except as otherwise provided below, each
            --------
party shall assume and pay its own legal, accounting and other expenses incurred in connection with the transactions contemplated by this Agreement.

      9.04  HEADINGS, COUNTERPARTS, AND PRONOUNS.  The headings in
            ------------------------------------
this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Wherever from the context it appears appropriate, pronouns stated in the masculine, feminine or neuter in this Agreement shall include the masculine, feminine and neuter.

      9.05  ANNEXES AND SCHEDULES.  The annexes and Disclosure
            ---------------------
Letter to this Agreement are incorporated herein by this reference and expressly made a part hereof.

      9.06  ENTIRE AGREEMENT.  Except for the Confidentiality
            ----------------
Agreement, all prior negotiations and agreements, by and between Central and Pioneer are superseded by this Agreement, and there are no representations, warranties, understandings or agreements between the parties other than those expressly set forth herein or in an annex or Disclosure Letter delivered or to be delivered in connection herewith.

      9.07  GOVERNING LAW.  This Agreement shall be governed by,
            -------------
and construed and interpreted in accordance with, the laws of the Commonwealth of Kentucky.

      9.08  DISCLOSURE.  To the extent Pioneer or any executive
            ----------
officer or director of Pioneer is approached by any Third Party with respect to any of the transactions referenced in subsections
(a)-(d) of Section 6.11 of this Agreement or to the extent fiduciary duty clearly requires the directors of Pioneer to enter into discussions with a Third Party regarding the foregoing ("Required Discussions"), Pioneer shall disclose to Central immediately that it, its executive officers or directors were contacted or have entered into discussions and the continuing details related thereto.

      9.09  TERMINATION FEE.  In the event that, as a result of a
            ---------------
breach of Section 6.11 of this Agreement or the Required Discussions, at any time prior to the termination of this Agreement Pioneer's Board of Directors fails to recommend that Pioneer's shareholders vote in favor of this Agreement and the Plan of Exchange or any of the Pioneer Directors fail to vote their shares of Pioneer Common Stock in favor of this Agreement and Plan of Exchange, then Pioneer shall promptly pay Central a termination fee of $500,000.00.

      9.10  PIONEER DIRECTORS.  The Board of Directors of Pioneer
            -----------------
join in this Agreement solely in order to make the covenants referred to or provided to be done and performed by them under
Section 6.02 of this Agreement. Each Pioneer Director acknowledges that, in consideration for making such covenants and performing such tasks, he or she shall benefit from a smooth and orderly transition in the ownership and control of Pioneer.

      9.11  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.  All
            ---------------------------------------------
representations and warranties contained in this Agreement by any party hereto or set forth in any certificate or instrument delivered by or on behalf of the parties hereto pursuant to this Agreement shall expire at the Effective Time.

      9.12  TERMINATION OF PIONEER ESOP.  Notwithstanding any other
            ---------------------------
provision herein which may appear to the contrary, the parties acknowledge that the Pioneer ESOP may be required under applicable law to remain in existence and operation for some period after the Effective Time. Central shall cause the Pioneer ESOP to be terminated for the benefit of the Pioneer ESOP participants as soon as practicable after the Effective Time and in a manner consistent with applicable law and regulations.

      IN WITNESS WHEREOF, Pioneer, the Bank and Central have executed and delivered multiple originals of this Agreement on the date set forth in the preamble hereto.


CENTRAL BANCSHARES, INC.                  PIONEER FINANCIAL CORPORATION



By /s/ Luther Deaton, Jr.                 By /s/ Janet W. Prewitt
  ----------------------------              ----------------------------
      Luther Deaton, Jr.,
       President & CEO                    Title:  Chairman
                                                ------------------------

Attested by /s/ Gary Coyle                Attested by /s/ Carl C. Norton
           -------------------                       -------------------
          Gary Coyle, Secretary
                                          Title:  President
                                                ------------------------


PIONEER FEDERAL SAVINGS BANK


By /s/ Janet W. Prewitt
------------------------------

Title:  Chairman
      ------------------------

Attested by /s/ Carl C. Norton
            -------------------

Title:  President
       ------------------------



                           *     *     *     *     *

      The undersigned directors join in this Agreement for the purposes set forth in Section 9.10.



            WILLIAM M. CRESS        /s/ William M. Cress
                                    -----------------------------------

            CARL C. NORTON          /s/ Carl C. Norton
                                    -----------------------------------


            JANET W. PREWITT        /s/ Janet W. Prewitt
                                    -----------------------------------


            ROBERT G. STRODE        /s/ Robert G. Strode
                                    -----------------------------------


            THOMAS D. MUNCIE        /s/ Thomas D. Muncie
                                    -----------------------------------


            ANDREW JAMES RYAN       /s/ Andrew James Ryan
                                    -----------------------------------


            NANCY M. LAWWILL        /s/ Nancy M. Lawwill
                                    -----------------------------------


            WAYNE M. MARTIN         /s/ Wayne M. Martin
                                    -----------------------------------

                                    ANNEXES

1.01              Plan of Share Exchange
7.02(c)           Opinion of Counsel for Pioneer and the Bank
7.02(g)           Amendment No. 1 to Norton Employment Agreement and
                  Prewitt Noncompetition Agreement
7.02(i)           Norton Release Agreements
7.03(b)           Opinion of Counsel for Central

                        ANNEX 1.01

                  PLAN OF SHARE EXCHANGE
                  ----------------------

                        ANNEX 1.01

                  PLAN OF SHARE EXCHANGE
                  ----------------------

      1.    Names. The name of the corporation whose shares shall
            -----
be acquired is Pioneer Financial Corporation (the "Pioneer"). The name of the acquiring corporation is Central Bancshares, Inc.
(the "Central").

      2.    Terms and Conditions. The terms and conditions of the
            --------------------
exchange (the "Exchange") are set forth in this Plan of Share Exchange and in a Share Exchange Agreement dated May 7, 1998, between Central and Pioneer, and joined in by Pioneer's directors (the "Agreement").

      3.    Pioneer Capital Stock. The authorized capital stock of
            ---------------------
the Pioneer consists solely of 500,000 shares of common stock, of a par value of $1.00 per share ("Pioneer Common Stock"), of which 208,233 shares are issued and outstanding.

      4.    Manner and Basis of Exchanging Shares. The manner and
            -------------------------------------
basis of exchanging the shares of Pioneer Common Stock for cash, as set forth in the Agreement, are as follows:

            (a) As provided by Section 271B.11-060(2) of the Kentucky Business Corporation Act (the "Act"), and except as may be modified in accordance with Section 1.05 of the Agreement, when the Exchange takes effect at the Effective Time (as defined below):

                  (i)   Each outstanding share of Pioneer
            Common Stock shall, IPSO FACTO, and without any action on the part of the holder thereof, be exchanged for the right to receive $98.50 in cash, without interest (the "Exchange
            Consideration") and the former holders of the shares of Pioneer Common Stock shall be entitled only to the exchange rights provided in this Plan of Share Exchange and the Agreement or to their rights under Subtitle
            13, Chapter 271B of Kentucky Revised Statutes
            (KRS 271B.13-010 to .13-310) (the
            "Dissenters' Rights Statute"); and

                  (ii)  Central shall acquire and be issued
            a number of shares of Pioneer Common Stock equal to the number of shares of Pioneer
            Common Stock that was outstanding immediately prior to the Effective Time, which shares of Pioneer Common Stock so acquired by Central shall constitute all of the issued and outstanding Pioneer Common Stock at the Effective Time.

            (b) As soon as practicable after the Effective Time, Pioneer Federal Savings Bank, Winchester, Kentucky, as exchange agent (the "Exchange Agent"), shall deliver to each holder of Pioneer Common Stock (except holders of Dissenting Shares, as defined below) converted into the right to receive the Exchange Consideration pursuant to paragraph 4(a)(i) above, who has validly surrendered to the Exchange Agent the certificate or certificates representing such shares of Pioneer Common Stock together with a letter of transmittal in the customary form and other documentation that reasonably may be required by Central or the Exchange Agent, a check for an amount equal to the product of the Exchange Consideration and the number of shares of Pioneer Common Stock represented by the certificate or certificates so surrendered.

            (c) At and after the Effective Time, each holder of a Certificate that represented shares of Pioneer Common Stock immediately before the Effective Time shall cease to have any rights as a shareholder of the Pioneer, except for the right to surrender such Certificate in exchange for the payment provided pursuant to paragraph 4(a)(i) above or to perfect his rights under the Dissenters' Rights Statute.

      5.    Dissenters' Rights.
            ------------------

            (a) Notwithstanding any provision contained herein or in the Agreement to the contrary, shares of Pioneer Common Stock held by a holder who has demanded and perfected his demand for payment in accordance with Dissenters' Rights Statute and as of the Effective Time has not effectively withdrawn or lost his right to such payment ("Dissenting Shares") shall not be exchanged for a right to the Exchange Consideration for each Dissenting Share, but the holder thereof shall only be entitled to such rights as are granted by Dissenters' Rights Statute.

            (b) Notwithstanding the provisions of subsection (a) of this paragraph 5, if any holder of shares of Pioneer Common Stock who demands payment under the Dissenters' Rights Statute shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, then as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder's shares of Pioneer Common Stock shall automatically be exchanged for only the right to receive the Exchange Consideration from Central as otherwise provided herein.

      6.    Effective Time. Central shall deliver the Articles of
            --------------
Exchange to the Secretary of State of the Commonwealth of Kentucky for filing as promptly as possible following the Closing. The Exchange shall be effective at 11:59:59 P.M., Lexington, Kentucky, time on the date Articles of Share Exchange are filed with the Secretary of State of the Commonwealth of Kentucky (the "Effective Time").

      7.    Directors and Officers.  At the Effective Time, the
            ----------------------
directors of Pioneer immediately prior to the Effective Time shall all resign and the persons designated by Central shall become the directors of Pioneer, each such director to hold office, subject to the applicable provisions of Pioneer's Articles of Incorporation and Bylaws, until the next annual meeting of Pioneer's shareholders and until his successor is elected and qualifies. At the Effective Time, all the officers of Pioneer immediately prior to the Effective Time shall likewise resign and the persons designated by Central shall become the officers of Pioneer, each such officers to serve at the pleasure of the Pioneer's new Board of Directors.

      8.    Articles and Bylaws. The Exchange shall not amend,
            -------------------
alter or otherwise affect the Pioneer's Articles of Incorporation or Bylaws, both as amended and in effect at the Effective Time.

                       ANNEX 7.02(c)

        OPINION OF COUNSEL FOR PIONEER AND THE BANK

                       ANNEX 7.02(g)

AMENDMENT NO. 1 TO NORTON EMPLOYMENT AGREEMENT AND PREWITT
                  NONCOMPETITION AGREEMENT

                       ANNEX 7.02(i)

                 NORTON RELEASE AGREEMENTS